Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated April 15, 2010

Supplementing the Preliminary Prospectus Supplement dated April 12, 2010

(To Prospectus dated March 2, 2010)

Registration Statement No. 333-165143

CF INDUSTRIES HOLDINGS, INC.

Pricing Sheet—April 15, 2010

11,235,956 Shares of Common Stock

Issuer:	CF Industries Holdings, Inc.

Stock Symbol / Exchange:	CF / New York Stock Exchange

Price to Public:	$89 per share

Common Stock Offered:	11,235,956 shares

Over-Allotment Option:	1,685,394 shares

Underwriting Discounts and Commissions:	$35,000,003 (or approximately $40,250,005 if the underwriters’ over-allotment option is exercised)

Net Proceeds (Excluding Expenses):	$965,000,081 (or approximately $1,109,750,145 if the underwriters’ over-allotment option is exercised)

Trade Date:	April 15, 2010

Closing Date:	April 21, 2010

Sole Book-Running Manager:	Morgan Stanley & Co. Incorporated

Senior Co-Manager:	Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BMO Capital Markets Corp
Natixis Bleichroeder LLC
Wells Fargo Securities, LLC
Broadpoint Capital, Inc.
Dahlman Rose & Company, LLC

Prior to purchasing the common stock being offered pursuant to the prospectus supplement, on April 15, 2010, Morgan Stanley & Co. Incorporated purchased, on behalf of the syndicate, 132,300 shares at $90 per share in stabilizing transactions.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained by contacting Morgan Stanley, Prospectus Department, at 180 Varick Street, 2nd Floor, New York, N.Y., 10014 (1-866-718-1649, email: prospectus@morganstanley.com); and from Mitsubishi UFJ Securities (USA), Inc., Attention: Capital Markets Group, 1633 Broadway, 29th Floor, New York, NY 10019, (1-877-649-6848).

This communication should be read in conjunction with the preliminary prospectus supplement, dated April 12, 2010, and the accompanying prospectus, dated March 2, 2010. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.